EXHIBIT 21
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                     SUBSIDIARIES OF THE REGISTRANT
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    New Plan Realty Trust, the Registrant.
    New Plan Securities Corp., a New York corporation.
    New Plan Realty of Alabama, Inc., an Alabama corporation.
    Avion Service Corp., a Pennsylvania corporation.
    New Plan Realty of Kingsport, Inc., a Tennessee corporation.
    New Plan Factory Malls, Inc., a Delaware Corporation
    New Plan of Tara, Inc., a Delaware Corporation
    New Plan of Fashion Corners, Inc., a Delaware Corporation